UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 26, 2016

pSivida Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51122	26-2774444
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

480 Pleasant Street, Watertown, MA 02472

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 926-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2016, the Board increased the number of directors of the Board to six and appointed Jay S. Duker to serve as a director and as a member of the Science Committee of the Board. Dr. Duker is the Director of the New England Eye Center, where he has served in various capacities since 1992. He is also Professor and Chairman of Ophthalmology at Tufts Medical Center and Tufts University School of Medicine. Dr. Duker serves as a director of Eleven Biotherapeutics, a biopharmaceutical company discovering and developing protein therapeutics to treat diseases of the eye, and Hemera Biosciences, a privately held company he co-founded seeking to develop anti-complement gene-based therapies for the treatment of dry and wet age-related macular degeneration. Dr. Duker received an A.B. from Harvard University and an M.D. from the Jefferson Medical College of Thomas Jefferson University.

In accordance with the Company’s current non-executive director compensatory arrangements, Dr. Duker received an initial grant, subject to shareholder approval in accordance with Australian Securities Exchange Listing Rules, of an option to purchase 40,000 shares of the Company’s common stock, which will vest and become exercisable in three equal installments on the first, second and third anniversaries of grant.

There is no arrangement or understanding between Dr. Duker and any other person pursuant to which Dr. Duker was elected as a director. Except as described herein, there are no existing or currently proposed transactions to which the Company or any of its subsidiaries is a party and in which Dr. Duker has a direct or indirect material interest.

A copy of the Press release announcing Dr. Duker’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated September 27, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSIVIDA CORP.

By:	/s/ Lori Freedman
Lori Freedman
Vice President, Corporate Affairs, General Counsel and Secretary

Date: September 28, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 27, 2016.